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                                    [LETTERHEAD]

VIA UPS NEXT DAY AIR                                           Exhibit 10.32

November 12, 1999

Alan Braverman
200 Riverside Boulevard, Apartment 16B
New York, NY 10069

Dear Alan,

We're delighted to offer you a position with XOOM.com. The following outlines your compensation and benefit package and other terms of your employment, if you choose to join this new venture:

POSITION:      President, Business to Business Division, reporting directly to
               Chris Kitze, Chairman, Xoom.com.

SALARY: $9,615.38 per pay period, which equates to $250,000.00 annually.

BONUS: Annual bonus opportunity of up to $250,000 for achievement of agreed upon goals. We will guarantee the first year's bonus, pending approval of our Board of Directors' Compensation Committee.

START DATE:    November 15, 1999.

STOCK OPTIONS: You will be granted an option to purchase 800,000 shares of
               Common Stock of Xoom.com* at an exercise price equal to the closing price of XOOM.com, Inc. the business day prior to the date your option grant is approved by the Board of Directors of Xoom.com. *Xoom.com stock means NBCi stock after 12/1/99. Also Xoom.com shall generally mean and be equivalent to NBCi. We will recommend that the Board of Directors approve the grant of your options as of November 15, 1999. These options will be granted pursuant to Xoom.com's 1998 Stock Incentive Plan. Upon the closing of the proposed merger with NBC Internet, Inc., they will be assumed by NBC Internet. Twenty-five percent of these options will vest on the one-year anniversary of your start date. The remaining 75% will vest monthly after that such that all of your options will vest at the end of four years following your start date provided you continue to remain an employee of Xoom.com or its successor.

               You will be granted a second option to purchase 200,000 shares of Common Stock of Xoom.com at an exercise price equal to the closing price of Xoom.com, Inc. on or around November 23, 1999. This second grant is meant to compensate you for the delivery of a business plan for your unit, to be presented to the Board of Directors at a later date yet to be determined. We will recommend that the Board of Directors approve the grant of these options as of November 23, 1999. These shares will vest monthly over a three-year period, with the first month of vesting delayed until August, 2000 such that all shares will be vested by August, 2003 provided that you continue to remain an employee of Xoom.com or its successor.

STOCK GRANT:   You will be recommended for a grant of 2,500 shares of
               Xoom.com effective as of your Start Date. Ownership in these shares will be issued to you within 30 days of employment, subject to approval of the Xoom.com Board of Directors. There is no vesting schedule associated with these shares.

RELOCATION:    Relocation assistance will be provided through our relocation partner, The Pinnacle Group, for documented expenses up to a maximum of $200,000.00. You will reimburse the company for these expenses if your employment is terminated for cause or you resign from your position within the first 12 months of employment. Additionally, we will provide you with assistance in securing mortgage financing for your primary Bay Area residence up to $1,500,000.00.(**) **on either a first or second mortgage, subject to customary underwriting procedures including LTV percentage but not income constraints. Further details will be finalized upon your hire, and are subject to approval by the Xoom.com Board of Directors.

BENEFITS:      The benefits program, which consists of medical, dental, life, vision, 401K, AD&D, and long-term disability insurance, is available. Medical, dental and vision coverage is also available for your dependents and XOOM.com will pay approximately one half of the cost. Coverage starts the first day of your employment. REGARDING LIFE INSURANCE, WE PROVIDE COVERAGE EQUAL
               TO ONE YEAR'S SALARY, PLUS THE OPPORTUNITY TO PURCHASE AN
               ADDITIONAL $200,000 IN COVERAGE. WE WILL EXPLORE COMMERCIALLY
               AVAILABLE LIFE
               Also Xoom.com shall generally mean and be equivalent to NBCi.

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                                       [LETTERHEAD]


               INSURANCE PACKAGES WHICH, TOGETHER WITH OUR STANDARD
               PACKAGE, WOULD PROVIDE YOU WITH TOTAL COVERAGE OF $1,000,000.

ORIENTATION:   New Hire Orientations are scheduled twice a month on Wednesdays from 9AM-12PM. New employees are required to attend the first oriention following the start date.

PTO: You will accrue 15 days PTO (paid time off) during your first calendar year of employment with XOOM.com, and 20 days per calendar year thereafter.

EMPLOYMENT:    Your employment relationship with XOOM.com is "at will", which means that both you and XOOM.com have the right to terminate the employment relationship at any time, with or without cause and with or without notice. This at-will relationship supercedes any prior oral or written representation or agreement. Any modification of your at-will status with XOOM.com must be in writing and signed by the Chairman of XOOM.com.

NON-
DISCLOSURE:    All employment at XOOM.com is subject to the attached XOOM.com
               Non-Disclosure Agreement. Please review this agreement carefully.
               XOOM.com can not change or modify the terms of the Non-Disclosure
               Agreement; however, XOOM.com in its sole discretion may eliminate this policy in its entirety.

PROPERTY
RIGHTS: Your employment with XOOM.com is conditioned on your signing the Company's Confidential Information and Property Rights Agreement.

IRCA: Your employment at XOOM.com is conditioned on your ability to document your identity and authorization to work pursuant to the Immigration Reform Control Act of 1986. As a result of the IRCA, all new employees must permit XOOM.com to inspect original documents that establish that you are authorized to work.

TERMINATION:   If your employment is terminated without cause in the first 12 months of employment, you will be granted 25,000 shares of Class A Common Stock of NBC Internet, Inc.


SPIN-OUT:      If your business division is spun out as a separate corporate entity, we will work in good faith to provide you with a compensation package for leading the company which is commensurate with industry standards, taking into consideration the developmental phase of the company at that time.

This letter includes all promises and agreements between you and XOOM.com pertaining to your compensation, benefits and your at-will employment relationship.

If you wish to accept this offer of employment, please sign and date this letter and return it to me. This offer will expire in five calendar days.

All of us would be thrilled to have you as a member of the XOOM.com team!

Sincerely,

/s/ Diane Cordova (for)

Chris Kitze
Chairman
XOOM.com

I have read, understand, and agree to the foregoing terms.

/s/ Alan Braverman                 12/2/99
--------------------               -------------
Alan Braverman                     Date

*Upon signature, please return signed original to Marie Poole, Recruitment Coordinator, c/o SNAP.com, One Beach Street, San Francisco,
CA 94133. If you choose to also send via fax, please fax to (415)981-6629.